EXHIBIT 21.1

List of Subsidiaries of the Registrant

Entity	Jurisdiction
Ruth’s Chris Steak House Franchise, Inc.	Louisiana

R.F., Inc.	Louisiana

R.C. Equipment, Inc.	Louisiana

RCSH Promotions, LLC	Louisiana

RCSH Management, Inc.	Louisiana

RCSH Holdings, Inc.	Louisiana

RCSH Millwork, LLC	Florida

RCSH Operations, LLC	Louisiana

RCSH Operations, Inc.	California

Ruth’s Chris Steak House #15, Inc.	Louisiana

Ruth’s Chris Steak House Texas, L.P.	Texas

Ruth’s Chris Steak House Dallas, L.P.	Texas

Ruth’s Chris Steak House Boston, LLC	Louisiana

RCSH Utah, Inc.	Utah

RHG Kingfish, LLC	Florida

RHG Fish Market, Inc.	Florida